Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
Allied Rising Investment Limited	Hong Kong
Beijing Lasertech Co., Ltd.	China
Fuzhou Photop Technologies, Inc.	China
Fuzhou Photop Optics Co., Ltd.	China
HIGHYAG Lasertechnologie, Inc.	Pennsylvania
HIGHYAG Lasertechnologie GmbH	Germany
II-VI Benelux N.V.	Belgium
II-VI Delaware, Inc.	Delaware
II-VI Deutschland GmbH	Germany
II-VI Deutschland Holdings GmbH	Germany
II-VI Holdings B.V.	Netherlands
II-VI Infrared Laser (Suzhou) Co., Ltd.	China
II-VI Italia s.r.l.	Italy
II-VI Japan Incorporated	Japan
II-VI Korea Limited	Republic of Korea (South)
II-VI Laser Enterprise GmbH	Switzerland
II-VI Laser Enterprise Inc. (f/k/a Delaware Holdings, Inc.)	Delaware
II-VI Laser Enterprise Ltd.	England
II-VI Laser Enterprises Philippines, Inc.	Philippines
II-VI Optical Systems, Inc. (f/k/a LightWorks Optical Systems, Inc.)	California
II-VI Optics (Suzhou) Co., Ltd.	China
II-VI Performance Metals, Inc (f/k/a Pacific Rare Specialty Metals and Chemicals, Inc.)	Philippines
II-VI Photonics (US), Inc.	Delaware
II-VI Photonics Limited	Hong Kong
II-VI Photonics Pty Limited (f/k/a Photop AOFR Pty Limited)	Australia

II-VI Photonics, Inc. (f/k/a Photop Koncent, Inc.)	China
II-VI Photop Technologies Holding Pte. Ltd.	Singapore
II-VI Singapore Pte., Ltd.	Singapore
II-VI Suisse S.a.r.l.	Switzerland
II-VI Technologies (Beijing) Co., Ltd.	China
II-VI U.K. Limited	England
II-VI Vietnam Co. Ltd.	Vietnam
II-VI Wide Band Gap, Inc.	Pennsylvania
M Cubed Technologies, Inc.	Delaware
Marlow Industries Europe GmbH	Germany
Marlow Industries, Inc.	Texas
Max Levy Autograph, Inc.	Pennsylvania
Optimal Coatech (Guangzhou) Co., Ltd.	China
II-VI Photonics (Shenzhen) Inc.	China
Photop Suwtech, Inc.	China
Photop Technologies, Inc.	Cayman Islands
Photop Technologies, Inc.	California
Richly World Investment Limited	Hong Kong
Two-Six (Thailand) Co., Ltd.	Thailand